Exhibit 99.2

Pegaptanib Benefit Risk Profile Donald J. D'Amico, MD Harvard Medical School Massachusetts Eye and Ear Infirmary FDA Advisory Panel August 27, 2004

Disclosures for Donald J. D'Amico, MD Consultant to a) Eyetech Pharmaceuticals Safety Committee Member; Later Chair, then Scientific Advisory Board Member b) Alcon Laboratories Anecortave Safety Committee Chair Retina Experts Advisory (Anecortave) RAC (Surgical Advisory Group) c) Iridex Corporation Safety Committee Member for PTAMD (laser for drusen) and Transpupillary Thermotherapy Trials

Four Perspectives Relevant to Pegaptanib Benefit Risk Profile 1) Member of Pegaptanib Safety Committee 2) Career-long interest in clinical and laboratory research in endophthalmitis and the retinal effects of intravitreal medications 3) An academic in the field of retinal diseases and therapy 4) Practicing retinal specialist at MEEI

Neovascular AMD - A Debilitating Disease 20/40 Driving privileges Reading newspaper print 20/80 Difficulty reading large print 20/200 or worse Legal blindness Face recognition is difficult Ability to live independently is threatened

Meta-Analysis of Major Prevalence Studies in U.S., Europe, and Australia (1990-2001) Australia (1990-2001) Australia (1990-2001) Australia (1990-2001)

Causes and Prevalence of Visual Impairment Among Adults in the United States, Arch Ophthalmol. 2004; 122:477-485 Glaucoma DR Other AMD 8.7 6.4 5.4 25 54.4 ..0% % % % 54.4% AMD Cataract Glaucoma Diabetic Retinopathy Other Leading Causes of Blindness in U.S. Adults (Patients Age 40 Years or Older)

Prevalence of Blindness and Low Vision in U.S. Adults Age 40 Years or Older The Near Present (Year 2000 Census) 937,000 Blind (0.78%) 2.4 Million with Low Vision (1.98%) 3.3 Million with Visual Impairment (2.76%) In the Future (2020) (70%) 1.6 Million Blind (1.1%) (60%) 3.9 Million with Low Vision (2.5%) 5.5 Million with Visual Impairment (3.6%) Causes and Prevalence of Visual Impairment Among Adults in the United States, Arch Ophthalmol. 2004; 122:477-485

Surgical/ Laser Therapies Pharmacological Therapies Laser Photocoagulation Anti-VEGF agents (intravitreous) PDT: VisudyneTM, SnET2 Pegaptanib, RhuFAB Surgery Anecortave (post juxtascleral) Removal Triamcinolone (intravitreous) Translocation Squalamine (intravenous) 360° retinotomy vs. limited Prinomastat (oral) Transpupillary Thermotherapy Thalidomide (oral) Feeder Vessel Treatment Interferon alfa (subcutaneous) Radiation Combination strategies RPE Transplantation PDT + Triamcinolone (intravit) Effective Ineffective Ongoing study Neovascular AMD: An Unmet Medical Need

Multiple therapies assessed

AMD: Established Therapies Thermal laser photocoagulation Beneficial in patients with extrafoveal, juxtafoveal, and subfoveal lesions However, the immediate treatment- related visual loss has greatly limited its application to subfoveal lesions Photodynamic therapy with VisudyneTM FDA-approved for subfoveal predominantly classic lesions

PDT with VisudyneTM in association with an intravitreous injection of Triamcinolone AMD: Evolving Clinical Practice +

Intravitreous Injection Therapy in Current Practice Routinely employed for: Endophthalmitis Retinal Detachment CMV Retinitis Recent expanded use: Diabetic Macular Edema Retinal Vein Occlusions Uveitis AMD (with PDT)

Pegaptanib Sodium Injection Pharmacotherapy: Potential Advantages General Treatment at a molecular level Improved targeting of disease process Limitation of collateral damage that occurs with larger scale interventions Pegaptanib Based on extensive basic science into the most widely accepted, central disease processes in AMD (neovascularization, leakage), with consistency across multiple experimental models and studies

Independent Safety Committee Monitoring Potential systemic side-effects of anti-VEGF drug administration Potential ocular drug-related side-effects of intravitreal anti-VEGF administration Potential mechanical side-effects or complications from intravitreous injection procedure

Serious Ocular Adverse Events Endophthalmitis 12 cases Incidence rate comparable to published series 1 with severe visual loss (0.1%) 9 of these patients continued to receive study medication after endophthalmitis treatment The incidence rate is trending downward Retinal Detachment 5 cases 3 non-rhegmatogenous likely related to underlying macular degeneration 2 rhegmatogenous detachments were repaired Traumatic cataract 5 cases All surgically repaired without sequelae

Pegaptanib Sodium: Safety Context: 7,545 intravitreous injections performed in 1,190 patients by 117 centers worldwide No evidence of systemic side effects No evidence of ocular drug-related side effects Ocular adverse events related to the route of administration were seen Majority were mild and transient Serious AEs were infrequent and manageable Conclusion: A favorable safety profile that may be further improved by education

Severe Vision Loss Decrease 30 Letters (6 or more lines) Severe Vision Loss % pt/year Sham 22 Pegaptanib 0.3 mg 9.5

Severe Vision Loss Decrease 30 Letters (6 or more lines) Severe Vision Loss % pt/year Sham 22 Pegaptanib 0.3 mg 9.5 Endophthalmitis 0.1 Retinal Detachment 0.1 Cataract 0

Pegaptanib Sodium: Efficacy Significant reduction in moderate and severe vision loss compared with sham Promotion of vision stability and gain in a proportion of patients Efficacy with broad based entry criteria including a range of subfoveal neovascular AMD lesions Benefit of intravitreous pegaptanib therapy was early and sustained

Baseline and Week 54 Snellen Visual Acuity Baseline Week 54 0.3 mg Sham Wilcoxon rank sum test for 0.3 mg vs Sham is <0.0001 **3 patients had baseline Snellen score better than 20/40

Prevention of Severe Vision Loss (SVL) Pegaptanib potentially prevents SVL event in 15,000 more patients per year in the U.S. compared with usual care* Usual care Pegaptanib 26400 11400 57% reduction in the rate of SVL with pegaptanib *Assumption: 120,000 new treatment-eligible patients with exudative AMD per year

Prevention of Blindness in Treated Eye Pegaptanib potentially prevents treated eye blindness in an additional 22,800 patients per year in the U.S. compared with usual care* *Assumption: 120,000 new treatment-eligible patients with exudative AMD per year Usual care Pegaptanib 60000 37200 38% reduction in the rate of treated eye blindness with pegaptanib

Pegaptanib Benefit Risk Profile Conclusions Pegaptanib will have a significant impact on AMD, in regard to both a) individual patients with AMD lesions that would become amenable to treatment, and b) in its effects on visual function and its preservation in the aging US population The positive results indicate the beginning, and not the limit, of pharmacotherapy for AMD The benefits of pegaptanib therapy for AMD strongly outweigh the risks